Exhibit 99.1

Beam Global Announces Third Quarter 2023 Results

Conference Call Tuesday November 14, 2023 at 8:30 A.M. ET

SAN DIEGO, CA – November 14, 2023 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative and sustainable infrastructure solutions for the electrification of transportation and energy security, today announced its Third Quarter results for the period ended September 30, 2023.

Q3 2023 Financial Highlights

•	Quarterly revenue of $16.5 million, a 149% increase over Q3 2022
•	Record year-to-date revenues of $47.3 million, a 236% increase over 2022
•	Record Q3 EV ARC™ system deployments; increased 295% YOY
•	Record year-to-date gross profit of $0.8 million, or 2% of revenues; year-to-date gross profit excluding non-cash items of $1.5 million, or 3% of revenues
•	Year-to-date gross profit improvement of 9% as a percentage of revenue over 2022
•	Year-to-date operating expenses improved by 52% as a percentage of revenue over 2022
•	Oversubscribed public offering of $25 million, net of expenses, to support European acquisition and strengthen balance sheet
•	Debt Free and $100 million line of credit available and unused
•	Backlog of $31 million on September 30, 2023, Pipeline of over $112M

Acquisition Highlights—Amiga DOO:

•	Closed acquisition of Europe based Amiga DOO on October 20, 2023, a leading European provider of transportation, communications and energy infrastructure products

•	Opened largest automotive market in the world to Beam Global clean technology solutions through expansion of sales team and existing customer relationships in 17 nations

•	Significantly expanded engineering expertise to further develop new product solutions for the electrification of transportation and the securing and decarbonizing of energy infrastructure

•	Significantly expanded development and manufacturing capacity to bring Beam Global products to European markets and beyond

•	Enhanced in-sourcing capabilities resulting in cost and risk reduction in manufacturing of Beam Global products

•	Provided virtual facility tour as first public look at Beam Europe with live streamed tour of the new factory and offices on November 9, 2023

Product Development and Order Highlights:

•	Launched 160 mph wind-rated EV ARC™ sustainable EV charging infrastructure product line

•	Continued rapid deployments of EV ARC™ products for federal, state, municipal and corporate customers

•	Completed initial deployment of solar-powered EV ARC™ systems for top global automotive manufacturer

•	EV ARC™ systems withstood and continued to operate before, during and after hurricane Idalia in Florida, Georgia and the Carolinas demonstrating disaster preparedness value of Beam Global products

•	Received new and follow on orders from government and commercial entities including the City of Los Angeles, U.S. Army, Clearpath Robotics, National Park Service and California Institute of Technology (CalTech)

•	Issued a European patent for EV Standard™ curbside EV charging infrastructure product

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“The Beam team delivered another record-breaking quarter while also continuing to improve our products and sell them to an ever-expanding group of quality customers,” said Desmond Wheatley, CEO of Beam Global. “I am currently in Europe at our new facilities, including six and a half acres, two hundred and twenty thousand square feet of production facilities under roof, all of which we own debt free. We have added a fantastic team of over two hundred employees, over thirty of them advanced engineers who are already working with our American employees as one company. Three weeks after closing the acquisition we are manufacturing the first EV ARC™ parts in our European facilities. Our European sales team is visiting existing customers across Europe and presenting Beam Global’s clean tech portfolio. The reception has been exceptional. The Beam Team has delivered triple digit percentage growth in the US this year. I am now enthusiastically anticipating Beam Europe’s contribution to the effort. The market is bigger and the reasons for owning Beam Global products even more acute. We are now selling and producing in markets with two thirds of the world’s automobiles where clean and reliable electricity is more important every day. Perfect and fertile ground for Beam Global.”

Third Quarter 2023 Financial Summary

Revenues

For the third quarter of 2023, Beam Global reported revenues of $16.5 million, a 149% increase over the same period in 2022. For the nine months ended September 30, 2023, our revenue increased 236% to $47.3 million compared to $14.1 million for the same period in 2022. The year-to-date revenue growth is primarily attributable to an increase in federal, state and local government revenues.

Gross Profit

Gross profit for the quarter ended September 30, 2023 was $0.3 million, or 2% of sales, compared to a gross loss of $0.3 million, or 5% of sales in the third quarter of the prior year. As a percentage of sales, our gross profit improved by 7%. For the nine months ended September 30, 2023, our gross profit was $0.8 million, or 2% of sales, compared to a gross loss of $1.0 million, or 7% of sales in 2022. As a percentage of sales, the margin improved by 9%. The improvement in gross margin was primarily due to the increase in production levels compared to the prior year which resulted in favorable fixed overhead absorption, as well as improved vendor pricing, labor efficiency and engineering improvements.

Operating Expenses

Operating Expenses were $4.0 million for the third quarter of 2023, compared to $6.5 million for the same period in the prior year, an improvement of 73% of revenue, year over year. Operating expenses decreased by $3.9 million for non-cash contingent consideration related to the All Cell acquisition, partially offset by increases for sales commission and non-cash compensation expense. For the nine months ended September 30, 2023, total operating expenses were $11.9 million or 25% of revenues compared to $10.9 million, or 78% of revenues for the same period in 2022, an improvement of 52% as a percentage of revenues. The first nine months of 2022 included 7 months of expenses for our battery operation based on a March 2022 acquisition. 2023 Cost increases are primarily attributable to non-cash compensation expenses, administrative salaries and bonus accrual, sales and marketing expenses including commission accrual, and investment in R&D salaries and expenses. These increases were partially offset by a decrease of $3.9 million for non-cash contingent consideration related to the All Cell acquisition.

Net Loss

Net loss was $3.6 million, or 22% of revenue for the third quarter of 2023, compared to $6.8 million, or 103% of revenue, for the same period in 2022. Net Loss was $11.0 million for the nine months ended September 30, 2023, compared to $11.9 million for the first nine months of 2022. The year-to-date net loss included non-cash expense items such as depreciation, intellectual property amortization and non-cash compensation expense of $3.0 million in 2023 and $5.2 million in 2022.

Cash and Working Capital

On September 30, 2023, we had cash of $14.8 million, compared to $1.7 million at December 31, 2022. The cash increase was primarily due to a capital raise in June 2023, offset by increased accounts receivable due to the increased revenues and operating losses. Our working capital increased from $6.8 million to $34.4 million from December 31, 2022 to September 30, 2023. The working capital balance is increased by the $25 million net capital raised in June and increased accounts receivable based on increased sales.

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Conference Call Today at 8:30 A.M. ET

Management will host a conference call on Tuesday November 14, 2023 at 8:30 A.M. ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10184223/faffa0e023

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=mjQ4kvcY

About Beam Global

Beam Global is a clean technology innovator which develops and manufactures sustainable infrastructure products and technologies. We operate at the nexus of clean energy and transportation with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage and vital energy security. With operations in the U.S. and Europe, Beam Global develops, patents, designs, engineers and manufactures unique and advanced clean technology solutions that power transportation, provide secure sources of electricity, save time and money and protect the environment. Headquartered in San Diego with facilities in Chicago, Belgrade and Kraljevo, Beam Global has a deep patent portfolio and is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and X (formerly Twitter).

Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition of Amiga, its expected benefits, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Skyya PR

+1 651-335-0585

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(In thousands)

	September 30,
	2023	December 31,
	(Unaudited)	2022
ASSETS
Current assets
Cash	$14,758	$1,681
Accounts receivable	14,892	4,429
Prepaid and other current assets	2,651	1,579
Inventory, net	13,534	12,246
Total current assets	45,835	19,935

Property and equipment, net	1,912	1,548
Operating lease right of use asset	1,155	1,638
Goodwill	4,600	4,600
Intangible assets, net	9,269	9,947
Deposits	62	62
Total assets	$62,833	$37,730

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,206	$2,865
Accrued expenses	3,036	1,687
Sales tax payable	92	33
Deferred revenue, current	498	1,183
Note payable, current	38	–
Contingent consideration, current	1	6,776
Operating lease liabilities, current	595	628
Total current liabilities	11,466	13,172

Deferred revenue, noncurrent	348	266
Note payable, noncurrent	171	–
Contingent consideration, noncurrent	–	15
Operating lease liabilities, noncurrent	618	1,070
Total liabilities	12,603	14,523

Total stockholders' equity	50,230	23,207
Total liabilities and stockholders' equity	$62,833	$37,730

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Beam Global

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022

Revenues	$16,486	$6,611	$47,325	$14,099
Cost of revenues	16,203	6,950	46,536	15,069
Gross profit (loss)	283	(339)	789	(970)

Operating expenses	4,037	6,468	11,925	10,933
Loss from operations	(3,754)	(6,807)	(11,136)	(11,903)

Total other income, net	125	18	159	34

Loss before income tax expense	(3,629)	(6,789)	(10,977)	(11,869)
Income tax expense	–	–	13	1
Net loss	$(3,629)	$(6,789)	$(10,990)	$(11,870)

Net loss per share - basic and diluted	$(0.26)	$(0.67)	$(0.79)	$(1.21)
Weighted average shares outstanding - basic and diluted	13,936	10,088	13,939	9,827

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